UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 12, 2010
VANDA PHARMACEUTICALS INC.
(Exact name of Registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

001-34186 (Commission File No.)	03-0491827 (IRS Employer Identification No.)
9605 Medical Center Drive
Suite 300
Rockville, Maryland 20850
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (240) 599-4500
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(c) On November 12, 2010, Vanda Pharmaceuticals Inc. (the “Company”) announced that James Patrick Kelly, 44, will join the Company as Senior Vice President, Chief Financial Officer, Treasurer and Secretary, effective as of December 13, 2010.
Under his employment agreement, Mr. Kelly will be paid a base salary of $285,000 annually, subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. Additionally, Mr. Kelly will be eligible for an annual target bonus equal to 40% of his annual base salary.
Pursuant to Mr. Kelly’s employment agreement, Mr. Kelly will be granted a nonstatutory stock option to purchase 150,000 shares of the Company’s Common Stock at an exercise price equal to the fair market value on the date of grant. The option will become exercisable with respect to 25% of the shares after 12 months of continuous service with the Company, with the balance becoming exercisable in equal monthly installments over the next 36 months of continuous service thereafter. In addition, Mr. Kelly will be granted restricted stock units covering 50,000 shares of the Company’s Common Stock (the “RSUs”). The RSUs shall vest with respect to 25% of the shares on January 1, 2012, and an additional 25% on January 1 of each of the next three years, provided that Mr. Kelly has remained in continuous service with the Company on each applicable vesting date. However, if the Company is subject to a change of control before Mr. Kelly’s service with the Company terminates, and within 24 months thereafter Mr. Kelly is terminated without cause or if Mr. Kelly terminates his employment for good reason (defined as (i) a change in his position that materially reduces his level of authority or responsibility, (ii) a material reduction in his base salary, or (iii) receipt of notice that his principal workplace will be relocated by more than 30 miles), he will become vested in all of his then unvested options and RSUs.
If the Company terminates Mr. Kelly’s employment for any reason other than cause or permanent disability, or if he terminates his employment within six months after the occurrence of condition constituting good reason, Mr. Kelly will receive the following severance benefits following termination: (a) his base salary for 12 months (the “Continuation Period”), payable in accordance with the Company’s standard payroll procedures, (b) an amount equal to his annual target bonus, payable in a lump sum, (c) payment of his monthly COBRA health insurance premiums until the earliest of (i) the close of the Continuation Period, (ii) the expiration of his continuation coverage under COBRA and (iii) the date when he is offered substantially equivalent health insurance coverage in connection with new employment or self-employment, and (d) an additional three months of vesting under all options held by him and all such options shall be exercisable for six months following his termination. All such severance benefits are subject to Mr. Kelly executing a general release of all claims in favor of the Company.
Prior to accepting employment with the Company, Mr. Kelly held a number of roles within the finance organization at MedImmune, the worldwide biologics business for the AstraZeneca Group, initially as Director of Sales and Marketing Finance, and most recently as Vice President, Controller. Prior to MedImmune, and beginning in 2000, Mr. Kelly was at Biogen Idec serving in research and development finance roles of increasing responsibility, most recently as the Director of Planning and Operations. In that role, he was the finance leader for the global Development Organization and head of business operations for clinical functions. While at Biogen Idec, he also led the financial management of development and commercial collaborations which included 5 partners, 8 programs, 14 indications and over $1.7 billion in revenue.
Mr. Kelly and the Company will also enter into an indemnification agreement requiring the Company to indemnify him to the fullest extent permitted under Delaware law with respect to his service as an officer of the Company. The indemnification agreement will be in substantially the form entered into with the Company’s other executive officers. This form is filed as Exhibit 10.11 to the Company’s Registration Statement on Form S-1 (File No. 333-130759), as originally filed on December 29, 2005.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
99.1	Press release of Vanda Pharmaceuticals Inc. dated November 12, 2010.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VANDA PHARMACEUTICALS INC.
By:	/s/ Mihael H. Polymeropoulos
	Name:	Mihael H. Polymeropoulos
	Title:	President and Chief Executive Officer

Dated: November 12, 2010